EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-291653, 333-282385, 333-264870), Form S-3 (Nos. 333-227349, 333-238928, 333-239495, 333-252670, 333-273427, and 333-276259) and Form S-8 (Nos. 333-227482, 333-228655, 333-250097, and 333-280108) of Kartoon Studios, Inc. of our report dated March 30, 2026, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Kartoon Studios, Inc. as of and for the years ended December 31, 2025 and 2024, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

March 30, 2026